EXHIBIT 5
June 24, 2010

GameTech International, Inc.
8850 Double Diamond PKWY
Reno, Nevada 89521

Dear Sirs:

We have acted as counsel to GameTech International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 1,100,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company which may be issued pursuant to the GameTech International, Inc. 2010 Stock Incentive Plan (the “Plan”), all as more fully described in the Registration Statement.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of the opinion hereinafter expressed.  In such examination, we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations, and warranties contained in the records, documents, instruments and certifications we have reviewed.

Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan after the filing of this Registration Statement, are validly authorized shares of Common Stock and, when issued for at least par value and in accordance with the Plan, will be legally issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.